Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Highlands REIT, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-210952) of Highlands REIT, Inc. of our report dated March 23, 2017, with respect to the combined consolidated balance sheets of Highlands REIT, Inc. as of December 31, 2016 and 2015, and the related combined consolidated statements of operations, equity, and cash flow for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule III, which report appears in the December 31, 2016 annual report on Form 10-K of Highlands, REIT, Inc.

/s/ KPMG, LLP

Chicago, Illinois
March 27, 2017